Exhibit 99.1

Corporate Headquarters 9009 Carothers Parkway, Suite C-2 Franklin, Tennessee 37067

Investor Contacts:		Media Contact:
Ron Scarboro	Tripp Sullivan	Thomas Mitchell
Chief Financial Officer	Corporate Communications, Inc.	Director of Marketing
ronald.scarboro@mmodal.com	tripp.sullivan@cci-ir.com	tom.mitchell@mmodal.com
(615) 798-4350	(615) 324-7335	(615) 798-6630

M*Modal Reaches Majority Independent Board with Addition of Henry C. Wolf

Franklin, TN, February 7, 2012 – MModal Inc. (NASDAQ/GS: MODL), a leading provider of clinical narrative capture services, Speech Understanding™ technology and clinical documentation workflow, today announced that Henry C. Wolf has been appointed to the board of directors, effective immediately. Mr. Wolf replaces Merle L. Gilmore, who recently resigned from the board. The appointment of Mr. Wolf increases the number of independent directors to six.

Mr. Wolf’s career includes 34 years with Norfolk Southern Corporation, where he served as Vice Chairman and Chief Financial Officer from 1998 until his retirement in 2007, and as Executive Vice President and Chief Financial Officer from 1993 to 1998. He currently serves on the boards of AGL Resources, Inc. and Hertz Global Holdings, Inc., as well as on the Board of Trustees of the Colonial Williamsburg Foundation and as a Director of the Colonial Williamsburg Company. Mr. Wolf also served as a member of the Board of Visitors of the College of William and Mary from 2003 to 2011. Mr. Wolf began his career as a Captain of the U.S. Army, Judge Advocate General’s Corps, followed by service as an attorney with the Office of Chief Counsel of the Internal Revenue Service and as an Attorney-Advisor to Judge Irene F. Scott at the United States Tax Court. He commenced his railroad career with Norfolk & Western Railway Company in 1973 as a tax attorney. Mr. Wolf was an Adjunct Professor at Roanoke College from 1975 to 1990.

“Henry is a strong addition to our board of directors,” noted Vern Davenport, Chairman and Chief Executive Officer of M*Modal. “He brings extensive financial experience and a track record of board service with leading publicly held companies. We look forward to his guidance and contributions to our continued growth. At the same time, I’d like to thank Merle Gilmore for this past service to our board of directors.”

Effective with the addition of Mr. Wolf, M*Modal has reconstituted its Audit, Compensation and Nomination Committees of the board of directors to be comprised entirely of independent board members. Kenneth John McLachlan chairs the Audit Committee; James Patrick Nolan chairs the Compensation Committee; and Andrew Vogel chairs the Nomination Committee.

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MODL Increases Independent Directors to Six with the Addition of Henry C. Wolf

February 7, 2012

About M*Modal

M*Modal (NASDAQ/GS: MODL) is a leading provider of clinical narrative capture services, Speech Understanding™ technology and clinical documentation workflow. M*Modal’s enterprise solutions – including mobile voice capture devices, speech recognition, Natural Language Understanding, Web-based workflow platforms and global network of medical editors – help healthcare facilities facilitate adoption of electronic health records (EHR), transition to ICD-10, improve patient care, increase physician satisfaction and lower operational costs. For more information, please visit www.mmodal.com, Twitter, Facebook and YouTube.

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